Exhibit-99.1

TX Holdings Closes on Acquisition of “The Bag Rack”, LLC

-Diversification into Consumer Market with High Margin Product Brings Potential for Increased Revenues & Profitability-

Ashland, KY, December 1, 2014 – TX Holdings, Inc. (OTC Markets OTCQB: TXHG), today announced that, on November 21, 2014, the company closed on the acquisition of “The Bag Rack,” LLC, a company that has developed and proposes to distribute and sell a product called “ The Bag Rack”. “The Bag Rack” is a unique patented device which enables bags with handles to be stored in the trunk of a car neatly and preventing content spillage.

While there are many different types of trunk organizers to choose from… there is none other like “The Bag Rack!” “The Bag Rack” is uniquely very beneficial for permanent and temporary items stored in the truck of a car such groceries and merchandise. Anything that can be held in a bag with loops can be ingeniously secured by “The Bag Rack”. Consumers consistently are looking for storage devices that stop the “rolling” around in your trunk that can cause breakage, spillage and overall disorganization. Drivers want to be able to get what they need in and out of their cars with a cost-effective and highly efficient solution. “The Bag Rack” has individual holders for each bag, all contained in a single “rack”, and are good for holding everything from groceries to carry out food, such as soups and liquids in bags. “The Bag Rack” can be easily installed and removed in seconds without the use of any tools and with no assembly required.

Buck Shrewsbury, the company’s CEO, said, "I am very pleased to have closed on the acquisition of “The Bag Rack” We believe that “The Bag Rack” offers us an opportunity to diversify our business into a new product area and offer a product that will be attractive to most consumers and on a nationwide basis. We hope to be able to offer the product through our web site and national discount stores. We will aggressively market this product in venues that will bring substantial consumer attention.”

About “The Bag Rack,” LLC

For further information and product information, please visit our website – www.txholdings.com.

About TX Holdings, Inc.

TX Holdings, Inc., a Georgia corporation, is a supplier of mining and rail products to the U.S. coal mining industry for use in their production and transportation processes. More information about the company and its products can be found on its web site at www.txholdings.com.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA) and other applicable law.  Forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including risk factors discussed in our 2014 Annual Report on Form 10-K and in our other filings with the SEC.  Any forward-looking statement in this release speaks only as of the date on which it is made.  We assume no obligation to update or revise any forward-looking statement. Notwithstanding the above, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1933, as amended, expressly state that the safe harbor for forward looking statements does not apply to companies that issue penny stocks. Because we may from time to time be considered to be an issuer of penny stock, the safe harbor for forward looking statements under the PSLRA may not be apply to us at certain times.

Contact:

Patricia Oppito

Investor & Media Relations

TX Holdings, Inc.

917-520-5372

info@txholdings.com

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